EXHIBIT 23.1



                  CONSENT OF GROBSTEIN, HORWATH & COMPANY, LLP

         We consent to the incorporation by reference in the Registration Statement of Kiwa Bio-Tech Products Group Corporation on Form S-8 (File No. 333-113445) of our report dated March 19, 2004 on our audits of the consolidated balance sheets of Kiwa Bio-Tech Products Group Ltd. and subsidiary, a development stage company, as of December 31, 2003 and 2002, and the related consolidated statements of operations and deficit accumulated during the development stage, stockholders' equity (deficit), and cash flows for the year ended December 31, 2003, period ended December 31, 2002, and from June 5, 2002 (inception) through December 31, 2003, which report is included in this Amendment No. 1 to Current Report on Form 8-K.



                                        /s/ Grobstein, Horwath & Company, LLP

Los Angeles, California
May 17, 2004